EXHIBIT 13.2



                                   SENIOR CARE INDUSTRIES, INC.
                                 CONSOLIDATED FINANCIAL STATEMENTS
                                           BALANCE SHEET
----------------------------------------------------------------------------------------

                                              ASSETS


                                                          Sept. 30, 2001    Sept. 30, 2000
                                                          -------------     -------------
Current assets:
    Cash                                                  $    443,245      $    503,727
    Deposits                                                   141,700
    Accounts receivable                                        690,969           735,701
    Noble Furniture Inventory                                  502,629           581,702
    Real Estate Inventory Held for Resale                    2,921,739
    Prepaid Rent                                                 6,418
    Prepaid Taxes                                               17,120
    Prepaid Lease Payments                                       2,082
    Other Prepaid Expenses                                       2,550            26,496
    Other current assets                                                         167,864
                                                          -------------     -------------
      Total current assets                                   4,225,823         2,015,490

Fixed Assets:

Development Property:
    Land not in construction stage                          34,100,000
    Construction in progress                                42,279,055        14,158,639
    Capitalized Interest                                       965,448
    Capitalized Expenses                                     1,100,337
    Less: Accumulated Depreciation                             (66,426)          (44,285)

Property held for rental income:
    Rental Property                                          8,460,000         4,418,971
                                                          -------------     -------------
     Total Real Property Assets:                            86,839,414        18,433,325

Machinery & Equipment                                          226,291           226,291
Office Equipment                                                17,681            17,681
Leasehold Improvements                                          28,933            28,933
Capitalized Equipment Leases                                    50,673            50,673
Less: Accumulated Depreciation                                (174,562)         (131,866)
                                                          -------------     -------------
     Total Property and Equipment:                             148,916           191,882

Other assets:
    Investment in Delran Associates, LLC                     3,234,000         3,234,000
    Goodwill Noble Furniture                                 1,732,240         1,732,240
    Less: Accumulated Amortization                            (171,198)          (86,612)
                                                          -------------     -------------
      Total other assets                                     4,966,240         4,879,628
                                                          -------------     -------------

      Total assets                                        $ 96,180,393      $ 25,619,955
                                                          =============     =============

              The accompanying notes are an integral part of the financial statements

                                                F-2



                                    SENIOR CARE INDUSTRIES, INC.
                                  CONSOLIDATED FINANCIAL STATEMENTS
                                            BALANCE SHEET
----------------------------------------------------------------------------------------------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                      Sept. 30, 2001   Sept. 30, 2000
                                                                      -------------    -------------
Current liabilities:
    Accounts payable                                                  $    492,321     $    394,520
    Payroll Accruals                                                        25,460           36,799
    Tax Reimbursements Payable                                              (1,251)
    Lines of credit - current portion                                       55,000           79,484
    Real Estate loans payable - current portion                          2,732,745        2,297,025
    Capital lease obligation-current portion                                 9,795           10,227
    Contingent Reserve for Deficiency on Defaulted Leases                  300,000
                                                                      -------------    -------------
      Total current liabilities                                          3,614,070        2,817,233

    Real estate loans Payable, net of current portion                   17,369,515        8,723,842
    Notes payable                                                        2,320,147        1,971,372
    Lines of credit, net of current portion                                450,593        1,108,221
    Accrued interest on notes payable                                      162,410          138,833
                                                                      -------------    -------------
      Total Long Term Liabilities                                       20,302,665       11,942,268
                                                                      -------------    -------------
      Total liabilities                                                 23,916,735       14,759,501

Stockholders' equity :
    Common stock, $.001 par value, 50,000,000 shares authorized,
      446,634 shares issued and outstanding Sept. 30, 2000                                      446
      15,610,182 shares issued and outstanding June 30, 2001                15,610
      Preferred stock, $.001 par value, 5,000,000 shares
      authorized, Series F Preferred Stock, 1,050,000 shares
      outstanding                                                            1,050
    Additional paid in capital                                          74,194,367       13,195,462
    Accumulated deficit                                                 (1,947,369)      (2,335,454)
                                                                      -------------    -------------
     Total stockholders' equity                                         72,263,658       10,860,454
                                                                      -------------    -------------
     Total liabilities and stockholders' equity                       $ 96,180,393     $ 25,619,955
                                                                      =============    =============

               The accompanying notes are an integral part of the financial statements

                                                 F-3


                                       SENIOR CARE INDUSTRIES, INC.
                                     CONSOLIDATED FINANCIAL STATEMENTS
                                            STATEMENT OF INCOME
---------------------------------------------------------------------------------------------------------

                                                  Three Months Ended             Nine Months Ended
                                                       Sept. 30,                      Sept. 30,
                                                2001            2000             2001            2000
                                            --------------  -------------   --------------  -------------
Revenue
     Rental income                          $     156,509   $    157,324          642,494   $    438,587
     Real Estate Sales                          3,018,000                       4,514,000
     Noble Furniture Sales                      1,077,286      1,374,111        4,335,704      4,067,992
     Noble returns & allowances                    (8,999)       (44,839)         (64,346)      (109,907)
                                            --------------  -------------   --------------  -------------
Total Revenue                                   4,242,796      1,486,596        9,427,852      4,396,672
Less:
Cost of Sales-Real Estate                      (2,351,745)                     (3,738,073)
Cost of Sales-Noble Furniture                    (797,598)    (1,175,037)      (3,452,091)    (3,142,373)
                                            --------------  -------------   --------------  -------------
Gross Profit on Sales                           1,093,453        311,559        2,237,688      1,254,299

Less:
Operating Expenses
     Real Estate sales expense                   (347,148)                       (456,478)
     Selling, general, and administrative        (255,171)      (372,994)        (641,140)    (1,070,690)
     Depreciation and amortization                (80,522)       (39,545)        (241,566)      (172,140)
                                            --------------  -------------   --------------  -------------
Total Operating Expenses                         (682,841)      (412,489)      (1,339,184)    (1,242,835)
                                            --------------  -------------   --------------  -------------
Income from Operations                            410,612       (100,930)         898,504        (11,464)

Other Income and (Expenses)
     Interest income                                               1,750                           1,750
     Interest expense on credit lines             (35,204)                       (110,612)
     Interest expense on rental property         (208,940)      (100,060)        (626,820)      (275,395)
                                            --------------  -------------   --------------  -------------
Total Other Income and (Expenses)                (244,144)       (98,300)        (737,332)      (273,645)
                                            --------------  -------------   --------------  -------------
Income Before Income Taxes                        166,468       (201,531)         161,172       (262,181)
Provision for Income Taxes
                                            --------------  -------------   --------------  -------------
Net Income (Loss)                           $     166,468   $   (201,531)         161,172   $   (262,181)
                                            ==============  ==============  ==============  ==============

Earnings Per Share - Basic & diluted        $        0.01   $      (0.48)           0.009   $      (0.59)
                                            ==============  ==============  ==============  ==============
Weighted Average Number of Shares              15,610,182        446,634      15,610,182         446,634
                                            ==============  ==============  ==============  ==============

                  See accompanying notes to financial statements and accountant's report


                                SENIOR CARE INDUSTRIES, INC.
                              CONSOLIDATED FINANCIAL STATEMENTS
                                   STATEMENT OF CASH FLOWS
===============================================================================================
                                                                       Nine Months Ended
                                                                 Sept. 30, 2001  Sept. 30, 2000
                                                                 -------------   -------------
Cash Flow from Operating Activities:
      Net income (loss)                                          $   161,172     $ (262,181)
      Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
          Depreciation and amortization                             (145,620)      (240,541)
          Noble Furniture adjustment items:
          (Increase) decrease in accounts receivable                  23,557       (735,701)
          (Increase) decrease in inventory                            50,621       (581,702)
          (Increase) decrease in prepaid expenses                      2,082        (23,946)
          (Increase) decrease in other current assets                 16,164
          Increase (decrease) in accounts payable                     29,736        394,520
          Increase (decrease) in payroll accruals                     14,283         36,799
          Increase (decrease) in Sales Tax Payable                     1,763
                                                                 ------------   ------------
Net Cash Provided (Used) by Operating Activities:                    153,758     (1,412,752)

Cash Flow from Investing Activities:
      Cash provided (used) for land purchases                     (1,500,000)
      Cash provided (used) by construction in progress              (463,717)    (1,085,959)
                                                                 ------------   ------------
Net Cash Provided (Used) by Investing Activities:                 (1,963,717)    (1,085,959)

Cash Flow from Financing Activities:
      Net proceeds (payments) from real estate loans               2,000,000
      Net proceeds (payments) from notes payable                     343,854      2,379,593
      Net proceeds (payments) from credit lines                     (134,135)       584,728
                                                                 ------------   ------------
Net Cash Provided (Used) by Financing Activities:                  2,209,719      2,964,321
                                                                 ------------   ------------
Net Increase (Decrease) in Cash                                      399,760        465,610
Cash Balance at Beginning of Period                                   43,485         38,117
                                                                 ------------   ------------
Cash Balance at End of Period                                    $   443,245    $   503,727
                                                                 ============   ============
Supplemental Schedules of Cash & Noncash Operating, Investing,
   and Financing Activities:
      Cash paid during the period for interest, including
        amounts capitalized                                      $   125,497    $   332,200
                                                                 ============   ============
      Cash paid during the period for income tax                 $    -0-       $    -0-
                                                                 ============   ============
      Issuance of common stock for services                      $   305,000    $    29,029
                                                                 ============   ============
      Capital lease incurred on machinery and equipment          $  (300,000)   $    -0-
                                                                 ============   ============
      Issuance of common stock in acquisitions                   $   750,000    $    -0-
                                                                 ============   ============
      Issuance of preferred stock in acquisitions                $70,229,055    $    -0-
                                                                 ============   ============
      Issuance of common stock in conversion of preferred stock  $    -0-       $    -0-
                                                                 ============   ============

           See accompanying notes to financial statements and accountant's report

                                             F-5



                                        SENIOR CARE INDUSTRIES, INC.
                                     CONSOLIDATED FINANCIAL STATEMENTS
                              STATEMENT IN CHANGES IN SHAREHOLDER EQUITY From
                               September 30, 2000 through September 30, 2001

Item          Series D   Stock   Series F   Stock   Common  Stock     Additional    Accumulated   Total
              Preferred  Amount  Preferred  Amount  Stock   Amount    Paid-in       Deficit       Shareholder
                                                                      Capital                     Equity
-------------------------------------------------------------------------------------------------------------
Balances
9/30/2000                                         446,634     446      13,195,462   (2,335,454)  10,860,454

Stock issued
to Rent USA
10/3/2000     2,000,000  2,000                                          2,248,000                 2,250,000

Stock issued
to Directors &
Officers
3/15/2001                                       9,600,000   9,600                                     9,600

Stock issued
to consultants
4/19/2001                                       3,113,548   3,114                                     3,114

Stock issued
for assets
4/26/2001                                       1,550,000   1,550         539,955                   541,505

Stock issued
to consultants
& others
8/24/2001                                         900,000     900                                       900

Stock issued
for assets
4/30/2001                    1,050,000  1,050                          60,548,950                60,550,000

Stock Cancelled
5/1/2001    2,000,000 (2,000)                                          (2,248,000)               (2,250,000)

Net Profit (loss) from 9/30/00 through 9/30/01                                         388,085      388,085
Balances    -----------------------------------------------------------------------------------------------
9/30/2001                    1,050,000  1,050  15,610,182  15,610      74,194,367   (1,947,369)  72,263,658


                                                    F-6

                          SENIOR CARE INDUSTRIES, INC.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 AND SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets which consisted of patented mining claims to Paymaster Resources Incorporated. There were no liabilities. Paymaster Resources Incorporated was a company that was controlled by the directors of Golden Chest, Inc. who thereafter resigned and new directors were appointed. The purpose of this transfer was to leave Golden Chest with no assets and no liabilities. The book value of these assets was $20,816, which was recorded as a loss from discontinued operations on the statement of operations for the period ended December 31, 1999. The company then reduced the number of common shares outstanding to approximately 180,000 shares, approved increasing the authorized common stock to 50,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of these actions and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Community Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The Series B preferred stock was converted on April 5, 2000 to common stock in the Company. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West which Senior Care received, which consisted of real estate assets that had been appraised at the time of the transfer less the related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The company's primary purpose is to develop housing for senior citizens. It also owns a manufacturing company and holds property for rental income.

The company's operating segments and development projects are owned by individual corporations or limited liability companies where Senior Care Industries, Inc. is the sole shareholder or limited partner, as the case may be.

Presently, the company holds all of the stock or 100% of the membership interest in the following corporations and limited partnerships which are consolidated for purposes of financial reporting in these financial statements:

1. Noble Concepts Furniture, Inc. that owns and operates the Noble Concepts furniture manufacturing operation in San Diego, California;

2. Senior Care International S. A. de C. V. that holds contracts for deed to certain properties in Baja California;

3. Flamingo 55, Inc. that owns a land tract and site improvements to build 55 townhomes in Las Vegas, Nevada;

4. Friendly Bear Plaza, Inc. that owns and operates a shopping mall in Las Vegas, Nevada;

                          SENIOR CARE INDUSTRIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                  SEPTEMBER 30, 2000 AND SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 1 - HISTORY & ORGANIZATION OF THE COMPANY, CONTINUED

5. P/R Business, Inc. that owns and operates a commercial office mall in Las Vegas, Nevada;

6. S.R.I. SFR, Inc., the owner of the land tract and site improvements to build 233 homes in San Jacinto, California;

7. Evergreen Manor II, LLC, the owner and seller of condominiums in Los Angeles, California that are currently in the process of marketing;

8. Signature Properties, Inc., the owner of the land tract and site improvement to build apartment units in Albuquerque, New Mexico.

9. Senior Care also owns a 45% membership interest in Delran Associates, LLC. This membership interest is a minority interest and the balance sheet, income statement and other information regarding this entity are not reported here.

The Delran investment was part of the East-West Developer asset acquisition and was based on the fair market value of net assets which Senior Care received, which consists of real estate assets that had been recently appraised. Senior Care received a 45% membership interest in that limited liability company in exchange for common stock, the number of shares issued being based upon the market price for those shares as of the date of the transaction. There is on-going litigation regarding the Delran interest but to date, management has not made a determination that the value of that interest should be changed as a result of that litigation.

Senior Care has realized no income from this investment because no income was ever anticipated until such time as the asset owned by Delran was developed and sold utilizing a sales program which was to extend over a period of years. At the time the asset was sold, the limited liability company would be dissolved and would cease to exist after making a dividend payment to all members. There has been no expectancy of any cash flow from this asset during the coming one year period. The company has continued to carry this asset at its original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost which was $3,234,000 should be maintained on the balance sheet.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

General accounting polices and procedures are as follows:
---------------------------------------------------------

a. Senior Care records revenues from real estate sales when the escrow on the real estate transaction closes, that is when title has passed to the buyer and Senior Care receives the money it is owed on the transaction.

     As to rental income, rent is treated as received when it is actually received.

     Sales of furniture from the operations of Noble Furniture are recorded when the furniture is delivered to the customer.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated using GAAP principles which allow a 271/2year useful life for residential rental property and a 39 year useful life for commercial rental property. All equipment which is attached to the buildings such as roof mounted air conditioning systems and the like are depreciated using the same rate as permitted by GAAP. There was no equipment which is not appurtenant to the buildings which is depreciated using some other useful life.

     Until the conclusion of the period ended June 30, 2001, Senior Care had three buildings which had been put into service and from which Senior Care collected rents. Those were Broadway-Acacia in Laguna Beach, California, Pecos Russell Business Center in Las Vegas, Nevada and Friendly Bear Plaza, also in Las Vegas. In June, the Broadway-Acacia building was sold to the Broadway-Acacia LLC leaving only the two Las Vegas buildings as rental income producers after the end of the second quarter both of which were commercial rental properties.

     Prior to the completion of construction on Pecos Russell, interest on the construction loan had been capitalized. When construction was completed and the property put into service as rental property during the second quarter of 2001, interest from that point is being expensed.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

e. Senior Care is required to estimate the fair value of all financial instruments included on its balance sheet at September 30, 2001. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. Senior Care has net operating loss carry forwards as of September 30, 2001 that results in a deferred tax asset of approximately $(2,023,887). Senior Care has recorded a valuation allowance against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" because the asset does not have an observable market price and has no contractual cash flow. Under this guideline, Senior Care is required to make "fresh-start" measurements of these assets to determine the carrying amount to be reported on the financial statements. This measurement is not necessarily related to the amount reported previously for this asset. Generally, Senior Care utilizes the present value at initial recognition approach which measures as estimate of future cash flows or a series of cash flows, expectations about possible variations in the amount or timing of those cash flows and other factors including whether the asset is illiquid.

i. The company also makes regular assessments for impairment of properties held for resale in accordance with SFAS No. 121, Paragraphs 15 through 19, inclusive. The policy of the company is to regularly assess expected cash flow from these properties on a quarterly basis to determine whether cash flow may be impaired. As noted above, the company utilizes the present value at initial recognition approach to measure impairment.

j.   Inventories are stated at cost determined using the first-in, first-out
     (FIFO) method, but not in excess of market. Inventories consist of raw materials, work-in process and finished goods. Costs include materials and direct labor. Inventories as stated on these financial statements are net after a deduction for doubtful accounts. Doubtful accounts from experience are a minor amount and for that reason, have not been stated separately.

k. Noble Furniture makes allowance for doubtful accounts which is included in sales returns and allowances, also including discounts. Sales returns and discounts are based upon actual returns and discounts given. The reduction for doubtful accounts is based upon historical patterns which demonstrate that less than 2% of accounts receivable will not pay their accounts within 120 days.

NOTE 3 - REAL ESTATE

Real estate from each of the entities consolidated into these financial statements not including the Delran asset were made up of the following at

                                         Sept. 30, 2001          Sept. 30, 2000
                                         -------------           -------------
Rental property
 Broadway-Acacia building                                        $  1,800,000
 Friendly Bear Plaza                       2,575,000                2,575,000
 Pecos Russell Business Center             5,885,000
Undeveloped Land
 New Mexico Apartment Site                 3,100,000                3,100,000
 San Jacinto Building Site                 3,000,000
 Flamingo 55 Building Site                 1,050,000
 Hills of Bajamar                         14,950,000
 Ocean Front-Rosarito Beach               13,000,000
Capitalized Construction Interest            965,448                  498,230
Capitalized Expenses                       1,100,337                  498,439
Construction in progress                  42,279,055                8,421,793
Less: Accumulated Depreciation               (66,426)                 (49,876)
                                         ------------            -------------
TOTAL REAL PROPERTY                       86,839,414               17,639,639
                                         ============            =============

Since September 30, 2000, Senior Care has completed construction on Pecos Russell, re-categorizing that property as rental property, sold Broadway-Acacia and purchased various tracks of land including the home site in San Jacinto, California, the town-home site in Las Vegas, Nevada, the Hills of Bajamar in Baja California and ocean beachfront property, also in Baja California in Rosarito Beach. Construction in progress is presently made up of the following:

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 3 - REAL ESTATE CONTINUED

Plaza Rosarito Shopping Center          $ 20,200,000
Portal Del Mar                             6,000,000
Plazas Resort                             16,079,055
                                        ------------
Total:                                  $ 42,279,055

NOTE 4 - GOODWILL

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years. The difference between the actual purchase price and the amount of goodwill is the appraised value of the equipment and other tangible assets which Noble owned at the time the company was purchased. No intangibles were included in that determination.

NOTE 5 - MORTGAGE DEBT                                       Sept. 30, 2001          Sept. 30, 2000
                                                             -------------           -------------
The Company has mortgage obligations as summarized below.

Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%,
payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                     $  2,139,435             $ 2,139,435

Signature Property
------------------
A construction loan with a mortgage company,
bearing interest at 12.5% payable in interest
only monthly installments of $26,695. Balloon
payment due June 1, 2003. Note: This loan had                    2,297,025               2,297,025
been due on June 1, 2001 and was extended for
a period of two years prior to the expiration of
the original term.

Pecos Russell
-------------
Bank loan bearing interest at 9.25% payable in monthly
installments of principal of $9,400 plus interest through
December 2009. Balloon payment due January 2010.                3,254,000               2,153,790

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                  1,682,745               4,230,929

Flamingo 55
-----------
A land loan with a bank, bearing interest at 14%
due April, 2002                                                  1,050,000

Plazas Resort
-------------
Payable to DUBSCA upon completion of
vacation timeshare project                                       9,079,055

Portal Del Mar
--------------
Payable to original seller on
completion of project                                              600,000
                                                               ------------            ------------
Total                                                           20,102,260              11,020,867
                                                               ============            ============

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 5 - MORTGAGE DEBT, CONTINUED

Real Estate Obligations not included as formal mortgage debt:
------------------------------------------------------------

Additionally, in the case of Plaza Rosarito, Capital Trust, Inc. has obtained a lien against the property in the amount of approximately $9,200,000 which is not an obligation of Senior Care. The lien runs only against the property itself. Thus, when Senior Care develops this property, it must pay this lien before selling the property and may be required to pay the lien immediately if Capital Trust attempts to foreclose it which it has a right to do at any time. If Capital Trust were to foreclose on the property, Senior Care International could lose its right to title. Counsel for Senior Care has determined that the lien of Capital Trust may have been obtained improperly and it may be subject to removal through the Mexican courts. Senior Care has brought an action in the Mexican courts to protect its interest in this property by obtaining full and marketable title rights by enforcing its rights under the provisions of the contract for deed held by Senior Care International.

NOTE 6 - OTHER DEBT

The Company as part of the asset purchase agreement with East-West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002.

Noble Furniture has a credit line with Celtic Capital which is secured by inventory and accounts receivable under the terms of which Noble can borrow 50% of raw materials and finished goods and 80% of accounts receivable aged not more than 90 days. The weighted average interest rate on borrowings under the Celtic credit line was 12% during the year 2000 and to date during 2001.

Senior Care also has a credit line with M & A Underwriters, Inc. but that credit line is not secured by any assets of Senior Care. The weighted average interest rate on these borrowings under the M & A Underwriters, Inc. credit line was 10% during the year 2000 and to date during 2001.

NOTE 7 - COMMON STOCK

The Articles of Incorporation authorize 50,000,000 shares of common stock.

As of September 30, 2001, there were a total of 15,610,182. During the period from June 30, 2001 to September 30, 2001, a total of 700,000 shares were issued as follows:

Name        Date of Issue          Number of Shares          Relationship            Value
                                   Issued                    To Senior Care          Of Shares
----------------------------------------------------------------------------------------------
David Tsai    Aug. 28, 2001        100,000                   Officer issued            $40,000
1055 Corporate Center Drive                                  Under Stock Option Plan
Monterey Park, CA

David Tsai    Sept. 5, 2001        200,000                   Bonus Payment             $80,000
1055 Corporate Center Drive
Monterey Park, CA

Senior Caring
Communities   Sept. 24, 2001       100,000                   Wholly owned subsidiary
31103 Rancho Viejo Road, Suite 128                           Of Senior Care            $65,000
San Juan Capistrano, CA 92675

Houda Hajji (1)   Aug. 28, 2001    100,000                   Consultant                $40,000
14410 Nottingham Way Circle
Orlando, FL

Lawrence R. Young & Assc., P.C. (2)
9530 E. Imperial Highway, Suite K
Downey, CA 90242-3041
             Aug. 24, 2001         200,000                  Attorneys fees             $80,000

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 7 - COMMON STOCK, CONTINUED

(1) A total of 100,000 shares was issued to Houda Hajji for consulting services for work which had been done for Senior Care. The fair market value of the stock which was issued was $40,000 on the date of issue and the fee paid was based upon a total of 200 hours of work at the hourly rate of $200 per hour which is the regular hourly rate charged by Houda Hajji for consulting services to clients.

(2) A total of 200,000 shares was issued to Lawrence R. Young for legal services performed on behalf of Senior Care based upon Mr. Young's hourly billable rate of $200 per hour for a total of 1,000 hours of work performed on behalf of Senior Care over a period of the last year.

The value of shares issued in lieu of cash compensation was $305,000 for the period. Had compensation cost been recognized based on the fair value at the grant date consistent with SFAS No. 123, the company's net earnings and earnings per share would have been as follows:
                                              Nine month ended September 30
                                                 2001           2000
----------------------------------------------------------------------------
Net earnings
 As reported                                  $ 161,172        $ (262,181)
 Pro forma                                     (143,828)         (262,181)
----------------------------------------------------------------------------

Net loss per common share

Basic
 As reported                                  $      .01       $    (.59)
 Pro forma                                          (.01)           (.59)

Diluted
 As reported                                  $      .01            (.59)
 Pro forma                                          (.01)           (.59)

A further calculation including stock options granted to officers and employees appears in Note 10 which follows and demonstrates the pro forma results taking both compensation in lieu of cash and stock options granted to officers and directors into consideration.

NOTE 8 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 Senior Care had 34,500 of its Series A preferred stock, convertible at .12 shares of Senior Care's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A preferred shares outstanding.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase Senior Care issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. There are presently no Series B preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There are presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, Senior Care issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction. On April 30, 2001, the shares of Rent USA were returned to that company and Senior Care received back the 2,000,000 shares of Series D preferred stock which was then placed into the treasury of the Company and cancelled.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 8 - PREFERRED STOCK, CONTINUED

SERIES F
--------
On April 28, 2001, Senior Care issued 1,050,000 shares of Series F preferred stock to Tri-National Development Corporation in exchange for certain assets of Tri-National. These Series F preferred shares are convertible into common stock over a period of 5 years, 20% of the number of shares held on the 24th month anniversary date of the issue and 20% thereafter on each 12th month anniversary date until all of the shares are converted. Each Series F preferred share converts into 20 common shares. Once converted, a total of 21,000,000 common shares will be issued with a maximum of 4,200,000 being convertible on April 28, 2003 and 4,200,000 being convertible on each 12th month anniversary date thereafter.

SERIES G
--------
Series G preferred will be issued pursuant to a tender offer which Senior Care has made to its shareholders under the terms of which shareholders of Senior Care are being offered 1 share of Series G preferred for each share of common stock which the shareholder owns in Senior Care. The Series G preferred shares convert into common shares at the rate of 60 common shares for every 1 preferred share, 20% of the number of shares owned becoming convertible at the end of each 12th month anniversary date of the issue. These shares will be registered and issued pursuant to the tender offer and prospectus. The tender offer will expire on December 31, 2001 unless extended. Once converted, a maximum of approximately 27,000,000 common shares would be issued over the 5 year period with a maximum of approximately 5,400,000 common shares being issued each year.

The Company has filed an S-4 Registration Statement to register these shares with the Securities & Exchange Commission.

Prior to the actual making of the tender offer, Senior Care management agreed to issue restricted Series G preferred shares to Senior Care shareholders who complained about the 30 to 1 reverse split which took effect on March 15, 2001. These shares have the same terms as those offered by the tender offer and will become registered shares when the S-4 Registration Statement becomes effective.

NOTE 9 - COMMITMENTS

Noble Furniture Leases
----------------------

The Company has an equipment lease on equipment used by Noble Furniture requiring payments of $320 per month which will expire in July, 2002.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS, CONTINUED

Rent USA Equipment Leases
-------------------------

On January 23, 2001, Senior Care leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and Senior Care agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment. The obligations of the Company on these leases and the cost of the equipment leased were as follows:

Equipment                                  Cost           Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                        $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker                    74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors          104,000

60 Payments commencing 4/25/2001                                1,762

Senior Care management discovered that after only three months use, the equipment was being returned to Senior Care by the end user and that Senior Care would have to find a new user for the equipment. By this time, Rent USA management who had expertise in the rental, repair, maintenance and operation of the equipment had left Rent USA, Rent USA was no longer doing any appreciable business and it appeared that Senior Care would be required to take over the entire equipment rental operation. Senior Care was unwilling to do so. Furthermore, management of Senior Care without the management of Rent USA, has no expertise in the equipment rental business. As a result, Senior Care negotiated with the original lessor of the equipment to find a new lessee for that equipment. It has also brought a lawsuit against all of the individuals and entities involved in this matter. Senior Care brought suit against Rent USA, Equip USA and their management team for breach of contract, fraud and deceit. The lessors of the leases have also brought suit against Senior Care to collect the deficiency. The matters have been consolidated for trial in the Superior Court in Orange County, California.

Senior Care claims that any loss which it may suffer as a result of the deficiency should be assessed against Rent USA, Equip USA, its officers and directors and that the lessors themselves should assume a part of the liability due to kick backs which were built into the lease contracts by sales personnel of the lease companies resulting in fraud against Senior Care.

Senior Care believes that it may ultimately be responsible for a total of $300,000 in deficiencies, that it will get a judgment against Rent USA, Equip USA, its officers and directors for that amount but may have difficulty collecting it. For this reason, Senior Care has developed a contingency reserve in the amount of $300,000 in the event this obligation must be paid.

Commitments on Baja California Properties
-----------------------------------------

Senior Care agreed when it purchased Plaza Rosarito, Tri-National agreed that it would allow Senior Care to repurchase $8,000,000 in value of Series F preferred stock to be used for the payment of Capital Trust who loaned Tri-National the money to purchase the Plaza Rosarito property initially. This stock repurchase is to be from the first sales proceeds from Plaza Rosarito.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS, CONTINUED

During the quarter, Capital Trust obtained a lien which was recorded against the property of Plaza Rosarito with the assistance of the Superior Court receiver which Capital Trust had obtained in its lawsuit against Tri-National Development Corporation in San Diego Superior Court. Mexican counsel for Senior Care has determined that this lien is voidable because it was not properly authorized by the board of directors of Tri-National Holdings S.A. de C.V., the company that holds the fee simple title to the property. However, Senior Care's right under the contract for deed with Tri-National Holdings may be subject to the lien of Capital Trust unless that lien is avoided by action of the Mexican partner of Tri-National Holdings or by the board of that corporation.

A total of 247 acres of the land purchased by Senior Care International is held as collateral by New England International Surety Co. to guarantee its subrogation in the event that Tri-National Development failed to pay nine-month notes. The guarantee was to the extent only of $2,000,000. Tri-National has not paid its note holders and is presently in bankruptcy as noted above. However, to date, New England has not paid any of the note holders which could result in the guarantee being called. According to the bankruptcy schedules filed by Tri-National, it owed a total of approximately $11,262,401 to note holders when it filed on October 23, 2001 not including accrued interest.

Senior Care also agreed to use its best efforts to register through an SB-2 Registration a debenture which would be issued to Tri-National's bond holders with the debenture being paid from the sale of lots and/or homes at the Hills of Bajamar.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 10 - STOCK BENEFIT PLAN

The company has stock-based compensation plans under which stock options are granted annually to key managers, officers and directors at the market price on the day of grant. Grants after 1999 are fully exercisable at any time and have an unspecified life.

Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the company has selected to account for its employee stock plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Because stock options have been exercised with exercise prices equal to grant date fair value, compensation cost has not been recognized. Had compensation cost been recognized based on the fair value at the grant date consistent with SFAS No. 123, the company's net earnings and earnings per share would have been as shown below. This calculation has been combined with the calculation of stock issued for services performed by consultants who were paid by stock in lieu of cash. The calculation first showing actual earnings, the pro forma for stock issued in lieu of cash and the pro forma with those items combined with the pro forma for stock options appears as follows:

                                              Nine month ended September 30
                                                 2001              2000
-----------------------------------------------------------------------------
Net earnings
 As reported                                  $ 161,172         $ (262,181)
 Pro forma for stock issued in lieu
 of cash compensation, Note 7                  (143,828)          (262,181)
 Pro forma for stock options                   (628,828)          (320,660)
-----------------------------------------------------------------------------

Net loss per common share

Basic
 As reported                                  $      .01        $     (.59)
 Pro forma for stock issued in lieu of cash         (.01)             (.59)
 Pro forma for stock options                        (.03)             (.71)

Diluted
 As reported                                  $      .01       $      (.59)
 Pro forma for stock issued in lieu of cash         (.01)             (.59)
 Pro forma for stock options                        (.03)             (.71)

Stock option activity was as follows:

                                                    Options
                                        2001         2000           1999
-----------------------------------------------------------------------------
Outstanding September 30                 -0-          -0-            -0-
Granted                               1,600,000    19,492            -0-
Exercised                             1,600,000    19,493            -0-
Cancelled                                -0-          -0-            -0-

Outstanding October 1                    -0-         -0-             -0-
Exercisable                              -0-         -0-             -0-
Available for grant                      -0-         -0-             -0-

Average price
 Outstanding beginning of year           -0-         -0-             -0-
 Granted                                    .30         3.00         -0-
 Exercised                                  .30         3.00         -0-
 Outstanding end of period                           -0-             -0-
 Exercisable end of period                           -0-             -0-
Weighted average fair market value of
options granted during the year             .30         3.00         -0-

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 10 - STOCK BENEFIT PLAN, CONTINUED

The following table summarizes information about stock options outstanding as of September 30, 2001:

                                          Options outstanding
                                          -------------------
                                   Number       Weighted Avg.    Weighted Avg.
Range of prices                    Outstanding  Exercise Price   Remaining life
--------------------------------------------------------------------------------
There were no stock options outstanding as of September 30, 2001

The following table summarizes information about stock options exercisable as of September 30, 2001:

                                         Options exercisable
                                         -------------------
                                  Number       Weighted Avg.
Range of prices                   Exercisable  Exercise Price
-------------------------------------------------------------------------------
There were no stock options exercisable as of September 30, 2001

NOTE 11 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for th monthly periods ended:

                                                  Three Months Ended             Nine Months Ended
                                                       Sept. 30,                      Sept. 30,
                                                2001            2000             2001            2000
                                            -------------   -------------   -------------   -------------

Numerator:
Basic net profit (loss) per share           $      0.005    $      (0.48)          0.005    $      (0.59)
                                            =============   =============   =============   =============
Diluted net profit (loss) per share         $      0.005    $      (0.48)          0.005    $      (0.59)
                                            =============   =============   =============   =============
Denominator:
Basic profit (loss) weighted average
per shares outstanding                         15,610,182        446,634      15,610,182         446,634
                                            =============   =============   =============   =============
Denominator for diluted loss per
share - weighted average shares outstanding    15,610,182        446,533      15,610,182         446,634
                                            =============   =============   =============   =============


                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 12 - LITIGATION

Delran Litigation
-----------------
Senior Care is involved in the following legal proceedings, all stemming from its ownership interest in the Delran Associates, LLC:

1. Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, LLC, Aziz Holding, Inc., Senior Care Industries, Inc., Golden Chest, First American Stock Transfer, Inc. and Asia Bank, N.A., Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3361, District of New Jersey.

2. International Thermal Packaging, Inc. v. Willy Farah and Robert B. Wasserman, Chapter 7 Trustee, Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3274.

Management does not expect that this litigation will ultimately result in a damage award against the Company. It could result in an adjustment to the value of the Company's interest in Delran or could wipe out the value of that interest completely. Normally, management makes adjustments to the value of Company investments quarterly if the Company is aware of any information which would negatively impact the investment. To date, no adjustments to the Delran investment has occurred. The Company has been required to expend approximately $75,000 to date defending its Delran interest in these proceedings by way of legal fees. It is anticipated that expenditure could increase by an additional $50,000 in legal fees over the next year.

Tri-National Litigation
-----------------------

Senior Care International, S.A. de C.V., a wholly owned subsidiary of Senior Care Industries, executed certain contracts for deed on properties owned by Mexican subsidiaries of Tri-National Development, these contracts being deemed effective on April 30, 2001 even though they were not actually executed until a later date, in May, 2001. In the opinion of Senior Care's Mexican counsel, these contracts give Senior Care an absolute right to title to these properties whenever Senior Care demands title. Prior to requesting fee title, Senior Care management believes that is has the right under those contracts to develop the properties to become either rental property of Senior Care International or for housing inventory for resale. However, it would require the cooperation of the fee owner to place a lien on the property for construction loans or, without cooperation, fee title would have be transferred to Senior Care International. Senior Care paid for the properties by issuing Series F preferred stock.

On May 25, 2001, Tri-National reported on an 8-K Report filed with the SEC that it had sold its Mexican properties to Senior Care.

Later on, the board of directors of Tri-National met and purported to cancel the transaction, reporting this alleged cancellation in a subsequent 8-K Report filed on July 12, 2001. The board also attempted to cancel the contract which Tri-National had made with Senior Care to sell the stock which Tri-National owns in Tri-National Holdings, the Mexican corporation that owns the fee interest in the Plaza Rosarito shopping center and ocean front land. It also claimed that in order for the stock sale to be effective, Senior Care was required to obtain the consent of Capital Trust since the stock had been pledged to Capital Trust to secure a Tri-National debt of $9,200,000 unless Capital Trust approved that sale.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 12 - LITIGATION, CONTINUED

Tri-National Litigation, continued
----------------------------------

Tri-National filed for protection under Chapter 11 of the Bankruptcy Code [11 U.S.C. Section 101, et seq.] on October 23, 2001. Senior Care Industries, and Senior Care International S.A. de C.V. have now jointly filed an action seeking an injunction in the Bankruptcy Court against Tri-National, its Mexican corporations and Capital Trust, Inc., Adversary Proceeding Case No. 01-90573-AD and further seeking a judicial determination that the board of directors of Tri-National had no authority to unilaterally cancel contracts which Senior Care International had made with Tri-National's Mexican subsidiary corporations, that Capital Trust has no perfected encumbrances against the property owned by Tri-National Holdings, S.A. de C.V. and does not have a perfected interest in the stock of Tri-National Holdings, and finally, that Senior Care International has the right to take any and all necessary steps to perfect its title to the properties which it purchased in Mexico from Tri-National's Mexican subsidiaries.

Senior Care's position is that the action by Tri-National's board had no right to unilaterally cancel the contract between Senior Care and Tri-National to sell the stock which it owned in Tri-National Holdings, S.A. de C.V., that in fact, the stock pledge to Capital Trust was faulty and not perfected and that the Tri-National board could not as a shareholder cancel contracts made by Mexican subsidiaries between those subsidiaries and Senior Care International.

The cost of this lawsuit to Senior Care for attorneys fees and costs during the next year is estimated to be approximately $50,000.

Senior Care has realized no income from these Baja California investments because no income was ever anticipated until such time as the assets are developed and either become rental property or are sold utilizing a sales program which was to extend over a period of years. There has been no expectancy of any cash flow from these assets during the coming one year period. The company has continued to carry these assets at their original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost for these assets should be maintained on the balance sheet.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 13 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Senior Care has developed the following segment information:

1. Assets held for the production of rental income

2. The Noble Furniture manufacturing operation; and

3. Property which the Company holds for resale.

Segments are reported as follows:

Rental Property
---------------

Rental property is comprised of Friendly Bear Plaza and Pecos Russell Business Center, both in Las Vegas, Nevada. The assets and liabilities associated with these properties are as follows:

Name of Asset               Assets                    Less: Liabilities           Net Assets
------------------------------------------------------------------------------------------------------
                            9/30/01     9/30/00       9/30/01     9/30/00         9/30/01      9/30/00
                            --------------------------------------------------------------------------
Broadway Acacia                         1,800,000                (1,003,868)                    796,142
Friendly Bear               2,575,000   2,575,000    (2,139,435) (2,139,435)       435,565      435,565
Pecos Russell               5,885,000   2,153,790    (3,254,000) (2,153,790)     2,631,000        -0-
                            --------------------------------------------------------------------------
Total Rental Property       8,460,000   4,708,790    (5,393,435) (4,193,225)     3,066,565    1,231,707

Income from the rental property segment for the three month and nine month period ended is as follows:

                                                  Three Months Ended             Nine Months Ended
                                                       Sept. 30,                      Sept. 30,
                                                2001            2000             2001            2000
                                            -------------   -------------   -------------   -------------
Rental Income                                   156,509          157,324        642,494          438,587
Less: General & Administrative Expenses         (67,594)         (70,000)      (182,780)        (592,631)
Interest Expense                               (208,940)                       (626,820)
Depreciation & Amortization                     (69,848)                       (209,544)         (49,876)
                                            -------------   -------------   ------------     ------------
Loss Attributable to Rental Operations:        (189,873)          87,324       (376,650)        (203,820)
                                                            =============   ============     ============

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 13 - SEGMENT INFORMATION, CONTINUED

Noble Furniture
---------------

Name of Asset               Assets                    Less: Liabilities           Net Assets
------------------------------------------------------------------------------------------------------
                            9/30/01     9/30/00       9/30/01     9/30/00         9/30/01      9/30/00
                            --------------------------------------------------------------------------
Cash                        (37,481)     67,827                                   (37,481)     57,827
Deposits                      2,082       1,274                                     2,082       1,274
Accounts Receivable         690,969     735,701                                   690,969     735,701
Inventory                   502,629     581,702                                   502,629     581,702
Prepaid Rent                  6,418       6,418                                     6,418       6,418
Prepaid Taxes                29,720      17,120                                    29,720      17,120
Other Prepaid Expenses       16,163      16,163                                    16,163      16,163
Machinery & Equipment       226,291     226,291                                   226,291     226,291
Office Equipment             17,681      17,681                                    17,681      17,681
Leasehold Improvements       28,933      28,933                                    28,933      28,933
Capitalized Equipment Lse    50,673      50,673                                    50,673      50,673
Less: Depreciation         (174,562)   (131,866)                                 (174,562)   (131,866)
Accounts Payable                                     (492,321)   (394,520)       (492,321)   (394,520)
Payroll Accruals                                      (25,460)    (26,613)        (25,460     (26,613)
Taxes Payable                                           1,251      (9,521)          1,251      (9,521)
Lines of Credit                                      (505,593)   (711,762)       (505,593)   (711,762)
                          ----------------------------------------------------------------------------
Total:                    1,359,416   1,617,928    (1,022,123) (1,142,416)        337,293     475,512

Income and expenses incurred in connection with the Company's Noble Furniture operations for the three month and nine month period ended is as follows:

                                                 Three Months Ended               Nine Months Ended
                                                     Sept. 30,                        Sept. 30,
                                                2001            2000             2001            2000
                                            ------------    -------------   -------------    -------------
Sales                                       $ 1,077,286     $  1,374,111    $  4,335,704     $  4,067,992
Less: Sales Returns                              (8,999)         (44,389)        (64,346)        (109,907)
                                            ------------    -------------   -------------    -------------
Gross Sales                                   1,068,287        1,329,722       4,271,358        3,958,085
Less: Cost of Good Sold                        (797,598)      (1,175,037)     (3,452,091)      (3,142,373)
                                            ------------    -------------   -------------    -------------
Gross Profit on Sales                           270,689          311,599         819,267          815,712
Less: Selling, General &
      Administrative Expenses                  (187,577)        (302,944)       (458,360)        (864,735)
      Interest Expense                          (35,204)         (35,200)       (110,612)         (79,025)
      Depreciation                              (10,674)         (10,574)        (32,022)         (32,022)
                                            ------------    -------------   -------------    -------------
Net Loss                                         37,234          (37,219)        218,273         (159,070)
                                            ============    =============   =============    =============

There are no customers of Noble Furniture whose purchases from that segment exceed 10% of the total sales of that segment for the six month reported period.

Please note that the segment information on Noble Furniture comprises only a partial year, that the business of Noble is seasonal and the information reflected does not necessarily demonstrate what the results may be for a full year of business.

                          SENIOR CARE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2000 & SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

NOTE 13 - SEGMENT INFORMATION, CONTINUED

Property held for resale
------------------------

Name of Asset               Assets (Inventory)        Less: Liabilities           Net Assets
                            (Construction Cost)       (Real Estate Loans)
------------------------------------------------------------------------------------------------------
                            9/30/01     9/30/00       9/30/01     9/30/00         9/30/01      9/30/00
                            --------------------------------------------------------------------------
Evergreen Manor II          2,921,739   6,161,185    (1,682,594)  (4,230,929)     2,178,517    1,930,256

3. Income from the sale of real property held for resale for the three month and nine month periods ended is as follows:

                                                  Three Months Ended             Nine Months Ended
                                                       Sept. 30,                      Sept. 30,
                                                2001            2000             2001            2000
                                            -------------   -------------   -------------   -------------
Gross Sales                                 $  3,018,000    $     -0-       $   4,514,000   $     -0-
Less:
Sales Expenses                                 (347,148)                         (456,478)

Less:
Cost of Property Sold                        (2,351,745)                       (3,738,073)
                                           -------------     ------------   --------------  -------------
Gross Profit on Sales                           319,107            -0-            319,449
                                           =============     ============   ==============  =============

All of these sales were from the Company's project at Evergreen Manor II where a total of 18 condominium units closed escrow during the period reported. There were at the end of the quarter, September 30, 2001, a total of 10 condominium units in escrow which had not yet closed. Only sales which have actually closed where the Company has received payment are reported here.